Booz Allen Appoints Ryan P. Nolan to Board of Directors McLean, VA. – May 12, 2026 – Booz Allen Hamilton Holding Corporation (NYSE: BAH), the parent company of advanced technology company Booz Allen Hamilton Inc., announced today that it has appointed Ryan P. Nolan to the Board of Directors, eHective June 1, 2026. He will serve on the board’s audit committee. Nolan is a seasoned technology advisor and investor with extensive experience advising technology companies, founders, and long-term investors. He is a partner and co-head of global technology at BDT & MSD Partners where he also serves on the firm's Technology Investment Committee. Nolan brings deep strategic, financial, and technology expertise to Booz Allen. He was previously a partner in Goldman Sachs’ Technology, Media and Telecommunications Group and global co-head of software investment banking. During his 13-year tenure at Goldman Sachs, Nolan advised on capital market transactions that raised more than $50 billion, and on more than $100 billion in merger and acquisition transactions. “Ryan’s success advising and investing in leading technology companies will be an exceptional asset as we focus on delivering advanced, mission-driven innovation to Booz Allen’s global customers,” said Horacio Rozanski, Booz Allen’s Chairman and CEO. “I look forward to our collaboration on the board and the meaningful contributions his experience will bring to the company’s transformation and growth.” Nolan earned a B.B.A. in finance from the University of Notre Dame and a J.D. and M.B.A. from Duke University. He is a Senior Research Fellow at Harvard Kennedy School and a member of the Council on Foreign Relations. He serves on the boards of PBS Foundation, America's Frontier Fund, and Redefine Alliance. About Booz Allen Hamilton Booz Allen is the advanced technology company delivering outcomes with speed for America’s most critical defense, civil, and national security priorities. We build technology solutions using AI, cyber, and other cutting-edge technologies to advance and protect the nation and its citizens. By focusing on outcomes, we enable our people, customers, and their missions to succeed—accelerating the nation to realize our purpose: Empower People to Change the World®. With global headquarters in McLean, Virginia, our company employs approximately 31,600 people globally as of December 31, 2025, and had revenue of $12.0 billion for the 12 months ended March 31, 2025. To learn more, visit www.boozallen.com. (NYSE: BAH) Contacts Media Relations: Jessica Klenk, Klenk_Jessica@bah.com Investor Relations: Dustin Darensbourg, Investor_Relations@bah.com